EXHIBIT 99.1

Epiq Systems Announces 2013 Results Led by 45% Organic Growth in eDiscovery Operating Revenue

KANSAS CITY, Kan., Feb. 25, 2014 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ) today announced results for the fourth quarter and the year ended December 31, 2013. For the quarter, total operating revenue was $121.0 million, an increase of 37% compared to $88.2 million for the prior year quarter. 2013 total operating revenue was $438.7 million, up 27% from $344.8 million in the prior year. Highlights for the year include:

− Record 2013 operating revenue of $284.9 million for the Technology (eDiscovery) segment represented organic growth of 45% compared to 2012, reflecting the continued strength of Epiq's global leadership position in the eDiscovery market.

− Epiq acquired 1,768,296 shares in 2013 under its share repurchase program at an average price of $12.94 per share. Effective January 1, 2014, the Board of Directors approved a new share repurchase program authorizing up to $35 million in share repurchases. The new authorization replaced the plan that expired December 31, 2013.

− Epiq's Board of Directors declared quarterly cash dividends during the year totaling 36.0 cents per share of outstanding common stock.

− Epiq closed a new $400 million senior secured credit facility which includes a $100 million revolver due August 2018 and a $300 million term loan with a maturity of August 2020. The new facility was used to refinance existing indebtedness and provides greater capital flexibility in support of strategic growth.

Tom W. Olofson, chairman and CEO of Epiq Systems stated, "Organic revenue growth in 2013 for our eDiscovery services was exceptionally strong as we enhanced our position as the market leader in a highly fragmented market.  With innovative technology solutions, expert service offerings and worldwide geographic reach, we have established an infrastructure that places Epiq at the forefront of the global eDiscovery market.  Settlement administration also experienced strong growth in 2013, achieving double-digit revenue growth for the second year in a row. And at the corporate level, our share repurchase program, our new senior secured credit facility and our dividend program further reflect our strong commitment to enhancing shareholder value."

Financial Highlights

Net income for the fourth quarter of 2013 was $0.1 million compared to $4.0 million for the year ago quarter, and net income per diluted share was $0.00 compared to $0.11 for the year ago quarter. Fourth quarter net income in 2013 was impacted by a negative acquisition-related fair value pre-tax adjustment of $2.6 million ($0.05 net income per diluted share). The impact related to this adjustment is excluded from non-GAAP financial results.

2013 net income was $11.1 million compared to $22.4 million for the prior year, and net income per diluted share was $0.30 compared to $0.61 for the prior year.  Net income was impacted by a negative acquisition-related fair value pre-tax adjustment in 2013 of $2.6 million ($0.05 net income per diluted share) and a positive adjustment in 2012 of $17.2 million ($0.30 net income per diluted share). The impacts related to these adjustments are excluded from non-GAAP financial results.

2013 net cash provided by operating activities was $32.6 million compared to $73.7 million for the prior year period. An increase in trade accounts receivable of $43.4 million driven by significant revenue growth and the usage in the first half of 2013 of a $14.3 million customer deposit that was received in the fourth quarter of 2012 were the primary factors impacting the 2013 cash from operating activities. The $14.3 million customer deposit received in 2012 increased 2012 cash from operating activities, and the subsequent usage of the deposit in 2013 decreased 2013 cash from operating activities.

Fourth quarter 2013 non-GAAP net income was $9.1 million compared to $9.3 million for the year ago quarter, and non-GAAP net income per diluted share was $0.26, which was equal to the year ago quarter.  2013 non-GAAP net income was $35.7 million compared to $35.1 million for the prior year, and non-GAAP net income per diluted share was $0.98 compared to $0.96 for the prior year. Fourth quarter 2013 non-GAAP adjusted EBITDA was $27.1 million, up 14% compared to $23.7 million for the year ago quarter, and 2013 non-GAAP adjusted EBITDA was $99.3 million, up 8% compared to $92.3 million for the prior year.

Epiq's financial results for 2013 reflect the impact of strategic investments directed at the global expansion of the eDiscovery franchise as well as a higher mix of eDiscovery document review and settlement administration services compared to the prior year. Both settlement administration and document review services have lower operating margins than the company's overall margin.

Condensed consolidated statements of income, balance sheets and cash flows are attached.

Technology

Fourth quarter 2013 operating revenue for the Technology segment was a record $84.4 million, representing 55% organic growth compared to $54.5 million for the year ago quarter. The fourth quarter also represented the sixth consecutive sequential quarterly increase in Technology operating revenue. 2013 operating revenue was also a record $284.9 million, up 45% organically compared to $197.0 million in the prior year. Fourth quarter 2013 non-GAAP adjusted EBITDA was $25.6 million, up 27% compared to $20.1 million for the year ago quarter. 2013 non-GAAP adjusted EBITDA was $89.3 million, up 22% compared to $73.5 million in the prior year.

The Technology segment represented 70% of Epiq's total fourth quarter operating revenue, with growth occurring in both ESI (electronically stored information) and document review services. Global ESI solutions continued as the primary service offering, representing approximately 58% of the total 2013 Technology operating revenue, while global document review services increased during the year to represent approximately 42%.

Epiq's international presence continues to strengthen with new clients and new locations, which is reflected in international operating revenue growth in 2013 of just over 90% compared to 2012.  During the year, Epiq expanded operations in London and Hong Kong and opened new facilities in Tokyo, Shanghai and Toronto in response to growing client demand.

Bankruptcy and Settlement Administration

Fourth quarter 2013 operating revenue for the Bankruptcy and Settlement Administration segment was $36.6 million compared to $33.7 million for the year ago quarter. 2013 operating revenue for the segment was $153.8 million compared to $147.8 million in the prior year. Fourth quarter 2013 non-GAAP adjusted EBITDA for the segment was $12.8 million compared to $11.3 million for the year ago quarter, and 2013 results were $49.1 million compared to $52.2 million in the prior year. The mix of lower bankruptcy revenue and higher settlement administration revenue is reflected in the lower 2013 EBITDA results due to a higher level margin for bankruptcy services compared to a lower level margin for settlement administration.

Fourth quarter operating revenue for bankruptcy was $19.5 million compared to $21.3 million in the prior year, and settlement administration operating revenue grew 38% to $17.1 million compared to $12.4 million in the prior year. 2013 bankruptcy operating revenue was $79.7 million compared to $88.3 million for 2012. 2013 settlement administration operating revenue was $74.0 million compared to $59.5 million in the prior year.

Epiq's bankruptcy franchise continues to maintain market leadership in this period of low bankruptcy filings and revenues, while settlement administration built market share and continued to grow, achieving 24% operating revenue growth in 2013 compared to the prior year.

Conference Call

Epiq will host a conference call today at 3:30 p.m. central time to discuss these results. The internet broadcast of the call can be accessed on the Investors page at www.epiqsystems.com. To listen by phone, please call (877) 303-6311 before 3:30 p.m. central time. International participants may dial (631) 813-4730. Please register at least 5 minutes prior to the start of the presentation to ensure timely access.

An archive of the internet broadcast will be available on Epiq's website until the next earnings call. A recording of the call will also be available through March 4, 2014, beginning approximately two hours after the call ends. To access the recording, please call (855) 859-2056 and enter conference ID number 35124617.

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy and class action administration. We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve. Visit us at www.epiqsystems.com.

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: (i) non-GAAP net income (net income adjusted for amortization of acquisition intangibles, share-based compensation, acquisition and related expense, one-time technology expense, loan fee amortization, litigation expense, timing of recognition of expense, reorganization expense, and the effect of tax adjustments that are outside of Epiq Systems' anticipated effective tax rate, all net of tax), (ii) non-GAAP net income per share, calculated as non-GAAP net income on a fully diluted per share basis, and (iii) non-GAAP adjusted EBITDA (net income adjusted for depreciation, amortization, share-based compensation, acquisition and related expense, one-time technology expense, net expense related to financing, litigation expense, timing of recognition of expense, reorganization expense, and provision for income taxes). Income taxes typically represent a complex element of a company's income statement and effective tax rates can vary widely between different periods. Epiq Systems uses an approximate statutory tax rate of 40% to reflect income tax effects in the presentation of its non-GAAP net income and non-GAAP net income per share. Utilization of an approximate statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand financial performance of the company across historical periods.

Although Epiq Systems reports its results using GAAP, Epiq Systems also uses non-GAAP financial measures when management believes those measures provide useful information for its shareholders. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations and to allow a comparison with other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include, but are not limited to, any projection or expectation of earnings, revenue or other financial items; the plans, strategies and objectives of management for future operations; factors that may affect our operating results; new products or services; the demand for our products or services; the future growth of our segments; our ability to consummate acquisitions and successfully integrate them into our operations; future capital expenditures; effects of current or future economic conditions or performance; and industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations which may not prove to be accurate.   Forward-looking statements may be identified by terms such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "goal," "objective," "seeks," and "potential" and variations of these words and similar expressions or negatives of these words.  Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our clients' deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, or changes in government legislation or court rules affecting these filings, (4) overall strength and stability of general economic conditions, both in the United States and in the global markets, (5) failure to keep pace with technological changes and significant changes in the competitive environment, (6) risks associated with the handling of confidential data and compliance with information privacy laws, (7) changes in or the effects of pricing structures and arrangements, (8) risks associated with the integration of acquisitions into our existing business operations, (9) risks associated with indebtedness, (10) risks associated with foreign currency fluctuations, (11) risks associated with developing and providing software and internet-based technology solutions to our clients, (12) risks associated with cyber attacks, interruptions or delays in services at data centers, (13) risks of errors or failures of software or services, (14) risks associated with our international operations, (15) risks of litigation against us or failure to protect our intellectual property, (16) any material non-cash write-downs based on impairment of our goodwill, and (17) other risks detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

REVENUE:
Operating revenue	$120,969	$88,221	$438,690	$344,750
Reimbursable expenses	8,468	7,510	43,393	28,335
Total Revenue	129,437	95,731	482,083	373,085

OPERATING EXPENSE:
Direct cost of operating revenue (exclusive of depreciation and amortization shown separately below)	56,308	38,204	210,458	145,629
Reimbursed direct costs	8,587	7,247	41,766	27,426
Selling, general and administrative	44,524	29,771	149,045	117,023
Depreciation and software and leasehold amortization	8,389	7,393	30,971	27,399
Amortization of identifiable intangible assets	4,371	6,263	18,834	26,588
Fair value adjustment to contingent consideration	2,580	--	2,580	(17,188)
Intangible asset impairment expense	--	--	--	1,777
Other operating (income) expense	(32)	5	(791)	(220)
Total Operating Expense	124,727	88,883	452,863	328,434

INCOME FROM OPERATIONS	4,710	6,848	29,220	44,651

INTEREST EXPENSE (INCOME):
Interest expense	4,186	1,898	12,130	9,263
Interest income	(1)	(6)	(15)	(18)
Net Interest Expense	4,185	1,892	12,115	9,245

INCOME BEFORE INCOME TAXES	525	4,956	17,105	35,406

PROVISION FOR INCOME TAXES	429	991	5,995	12,979

NET INCOME	$96	$3,965	$11,110	$22,427

NET INCOME PER SHARE – DILUTED	$0.00	$0.11	$0.30	$0.61

WEIGHTED AVERAGE COMMON SHARES	35,312	36,214	36,302	36,373
OUTSTANDING – DILUTED

Cash dividends declared per common share	$0.09	$0.18	$0.36	$0.385

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2013	2012

ASSETS
ASSETS:
Cash and cash equivalents	$40,336	$3,808
Trade accounts receivable, net	145,134	103,415
Property and equipment, net	72,118	44,552
Internally developed software costs, net	16,201	18,905
Goodwill	404,302	404,211
Other intangibles, net	41,117	59,951
Other	28,573	19,874

TOTAL ASSETS	$747,781	$654,716

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable	$30,419	$17,351
Indebtedness	312,457	212,439
Other liabilities	78,891	81,556
EQUITY	326,014	343,370

TOTAL LIABILITIES AND EQUITY	$747,781	$654,716

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve months ended
	December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,110	$22,427
Non-cash adjustments to net income:
Depreciation and amortization	49,805	53,987
Other, net	9,582	(3,223)
Changes in operating assets and liabilities, net
Trade accounts receivable	(43,392)	(17,123)
Other, net	5,493	17,667
Net cash provided by operating activities	32,598	73,735

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment, internally developed software	(40,707)	(22,492)
Other, net	5	685
Net cash used in investing activities	(40,702)	(21,807)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in indebtedness	93,097	(25,163)
Common stock repurchases	(29,396)	(5,988)
Cash dividends paid	(12,891)	(12,386)
Payment of deferred acquisition consideration	(3,139)	(8,400)
Debt issuance costs	(8,141)	--
Other, net	4,333	884
Net cash provided by (used in) financing activities	43,863	(51,053)

Effect of exchange rate changes on cash	769	95

NET INCREASE IN CASH AND CASH EQUIVALENTS	$36,528	$970

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME TO
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

NET INCOME	$96	$3,965	$11,110	$22,427
Plus:
Depreciation and amortization	12,760	13,656	49,805	53,987
Share-based compensation	4,312	1,584	10,008	6,718
Acquisition and related expense (1)	3,440	616	2,746	(13,871)
One-time technology expense (2)	2,242	354	3,877	354
Expense related to financing, net (3)	4,184	1,868	12,018	8,083
Litigation expense (4)	--	351	1,052	1,356
Timing of recognition of expense (5)	(857)	300	1,418	300
Reorganization expense (6)	466	--	1,281	--
Provision for income taxes	429	991	5,995	12,979
	26,796	19,720	88,200	69,906
NON-GAAP ADJUSTED EBITDA	$27,072	$23,685	$99,310	$92,333

(1) Acquisition and related expense includes one-time costs associated with acquisitions.
(2) One-time technology related costs associated with security and consolidation of data centers from acquisitions.
(3) Expense related to financing is net of interest income and excludes the accretion of a discount for acquisition-related obligations.
(4) Litigation expense related to large one-time matters.
(5) Adjustment to match timing of expenses to be consistent with timing of GAAP revenue and recoveries for settlement administration matters. The adjustments are expected to net to zero when fully reported.
(6) Expenses include one-time costs for personnel reorganization related primarily to acquisitions and sizing the bankruptcy organization for the current bankruptcy cycle.

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME
TO NON-GAAP NET INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

NET INCOME	$96	$3,965	$11,110	$22,427
Plus (net of tax(1)) :
Amortization of acquisition intangibles	2,622	3,758	11,300	15,953
Share-based compensation	2,587	951	6,005	4,031
Acquisition and related expense (2)	2,101	525	1,784	(8,168)
One-time technology expense (3)	1,345	323	2,326	323
Loan fee amortization	218	114	1,173	454
Litigation expense (4)	142	485	1,200	1,088
Timing of recognition of expense (5)	(514)	180	851	180
Reorganization expense (6)	280	--	769	--
Effective tax rate adjustment (7)	219	(992)	(847)	(1,184)
	9,000	5,344	24,561	12,677
NON-GAAP NET INCOME	$9,096	$9,309	$35,671	$35,104
NON-GAAP NET INCOME PER SHARE – DILUTED	$0.26	$0.26	$0.98	$0.96

(1) Individual adjustments are calculated using a tax rate of 40%.
(2) Acquisition and related expense includes one-time costs associated with acquisitions.
(3) One-time technology related costs associated with security and consolidation of data centers from acquisitions.
(4) Litigation expense related to large one-time matters.
(5) Adjustment to match timing of expenses to be consistent with timing of GAAP revenue and recoveries for settlement administration matters. The adjustments are expected to net to zero when fully reported.
(6) Expenses include one-time costs for personnel reorganization related primarily to acquisitions and sizing the bankruptcy organization for the current bankruptcy cycle.
(7) The effective tax rate adjustment reflects a non-GAAP provision for income taxes at an approximate statutory tax rate of 40%.

EPIQ SYSTEMS, INC.
OPERATING REVENUE
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Technology	$84,392	$54,504	$284,929	$196,959

Bankruptcy	19,506	21,322	79,723	88,265
Settlement Administration	17,071	12,395	74,038	59,526
Total Bankruptcy and Settlement Administration	36,577	33,717	153,761	147,791

TOTAL OPERATING REVENUE	$120,969	$88,221	$438,690	$344,750

EPIQ SYSTEMS, INC.
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Technology	$25,590	$20,116	$89,339	$73,526
Bankruptcy and Settlement Administration	12,753	11,295	49,070	52,221
Unallocated Corporate (1)	(11,271)	(7,726)	(39,099)	(33,414)

TOTAL NON-GAAP ADJUSTED EBITDA	$27,072	$23,685	$99,310	$92,333

(1) Non-GAAP unallocated corporate adjusted EBITDA excludes expenses related to share-based compensation, acquisition and related expense, one-time technology expense, non-routine litigation expense, timing of recognition of expense, and one-time reorganization expense.

EPIQ SYSTEMS, INC.
CALCULATION OF DILUTED NET INCOME PER SHARE AND
DILUTED NON-GAAP NET INCOME PER SHARE
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

NET INCOME	$96	$3,965	$11,110	$22,427
Amounts re-allocated to nonvested shares	(1)	(47)	(113)	(268)
NET INCOME ADJUSTED FOR DILUTED CALCULATION	$95	$3,918	$10,997	$22,159

NON-GAAP NET INCOME	$9,096	$9,309	$35,671	$35,104
Amounts re-allocated to nonvested shares	(1)	(47)	(113)	(268)
NON- GAAP NET INCOME ADJUSTED FOR DILUTED CALCULATION	$9,095	$9,262	$35,558	$34,836

BASIC WEIGHTED AVERAGE SHARES	34,525	35,474	35,434	35,497
Adjustment to reflect share-based awards	787	740	868	876
DILUTED WEIGHTED AVERAGE SHARES	35,312	36,214	36,302	36,373

NET INCOME PER SHARE – DILUTED	$0.00	$0.11	$0.30	$0.61

NON-GAAP NET INCOME PER SHARE – DILUTED	$0.26	$0.26	$0.98	$0.96
CONTACT: Lew Schroeber, Investor Relations
         Telephone: 913-621-9500
         Email:  ir@epiqsystems.com